Exhibit 10.30

GRANITE FALLS ENERGY

AMENDED EMPLOYMENT CONTRACT

THIS AMENDED AGREEMENT, made and entered into this 22nd day of November, by and between GRANITE FALLS ENERGY, LLC, GRANITE FALLS, MINNESOTA (hereinafter referred to as ‘Employer’); and TRACEY L. OLSON, (hereinafter referred to as ‘Employee’). This amended agreement supersedes and replaces all of the terms of any previously executed employment contract between Employer and Employee.

WITNESSETH:

WHEREAS, Employee is the now the Chief Executive Officer/General Manager of Employer, and,

WHEREAS, the parties deem it to be in their mutual interest to have a written employment agreement.

NOW, THEREFORE, the parties agree that Employee, as the Chief Executive Officer/General Manager of Employer, is employed as follows:

1.                                       Term. The term of Employee’s employment will continue until terminated hereinafter provided.

2.                                       Salary. Employer shall pay Employee a salary of $11,050.00 per month effective November 1, 2010, which salary shall be reviewed annually, beginning in November 2011 and continuing each year thereafter, with a view toward appropriate adjustments as agreed to.

3.                                       Benefits. Employee shall receive benefits equal to or greater than those provided to other employees of Employer, but not limited to: paid holidays, life insurance, vacation, personal leave, tuition reimbursement and a retirement plan as outlined in the GFE Employee Manual and/or as amended in Attachment A.

4.                                       Employee Termination.  Employee may terminate this agreement at any time upon a 30-day written notice to Employer.

5.                                       Employer Termination. In event that Employer terminates Employee’s employment without cause, with cause being defined as dishonesty, a violation in accordance with the Granite Falls Energy, LLC employee manual, theft, fraud, or a criminal act against Granite Falls Energy, LLC and its shareholders, it shall then:

a.                                       Continue paying Employee his then current salary for a period of six (6) months from and after the effective date of the termination.

b.                                      Continue paying Employee’s health care insurance for a period of six (6) months from and after the effective date of termination, or until time health coverage becomes effective with other employment, whichever occurs first.

c.                                       If Employee’s employment is terminated for cause, there shall be no obligation to continue the salary and health benefits set forth above.

6.                                       Payment at Termination. Irrespective of the reasons for which Employee’s employment is terminated, he shall be entitled to be paid all accrued time-off to which his is entitled at the time.

7.                                       Duties and Responsibilities. The duties and responsibilities to be performed by the Employee shall be as defined and determined by Employer and agreed to by Employee. These defined duties shall be reviewed annually in October of each year and maintained in the Employees employment file.

8.                                       Covenant Not to Solicit. While Employee is employed by Employer and for a period of 24 months thereafter, Employee shall not, directly or indirectly, either for himself or any other person, firm or corporation, without the Employer’s consent, solicit or attempt to solicit any person that is employed by Employer to terminate or otherwise diminish in any respect his or her relationship with the Employer.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

GRANITE FALLS ENERGY, LLC:	Employee:

/s/ Paul Enstad, Chairman	/s/ Tracey L. Olson
Paul Enstad, Chairman	Tracey L. Olson

Attachment A

Benefits

Vacation

24 days of vacation (accrued 2 days per month) per year. Unused vacation time may be accumulated up to 40 days. Any planned vacation exceeding 10 consecutive working days shall be pre-approved by the Board of Governors.

Bonus

Board of Governors shall have sole discretion of determining the amount of any Bonus in compensation. Bonus consideration shall be concurrent with annual review to take place in November of each year while Tracey L. Olson is employed by Granite Falls Energy.

Vehicle

Granite Falls Energy shall provide a company owned vehicle to be used by Tracey L. Olson. Granite Falls Energy shall be responsible for all upkeep and operating expenses of the vehicle.

Chief Executive Officer

Duties and Responsibilities

•                  Responsible for the day to day operations of Granite Falls Energy, LLC, including the hiring of staff to ensure proper operation of the facility.

•                  Responsible for providing all financial and operational information to the Board of Governors to ensure that the Board of Governors can carry out their fiduciary duties to act in the best interest of the shareholders.

•                  Responsible for initiating and enforcing all company policies including the delegation of initiation and enforcement duties to other staff.

•                  Responsible for maintaining compliance with all federal, state, and local codes, laws, etc. in the operation of the facility. This includes hiring consultants, attorneys, contractors and any other services to insure compliance.

•                  Other duties as assigned by Board of Governors.

GRANITE FALLS ENERGY, LLC:	Employee:

/s/ Paul Enstad, Chairman	/s/ Tracey L. Olson
Paul Enstad, Chairman	Tracey L. Olson